Exhibit 10.34

October 2, 2024

Steven S. Williamson

Dear Steve:

We refer to the offer letter from Pulmonx Corporation (the “Company” or “Pulmonx”) to you, dated February 19, 2024 (the “Offer Letter”), pursuant to which we have engaged you as the President and Chief Executive Officer of CEO of the Company. The Company’s Board of Directors and you have agreed to certain specific modifications to the terms of the Offer Letter, as set out herein below.

Position: The second full paragraph of the Offer Letter, under the heading “Position,” is hereby modified to add the following sentences at the end of such paragraph:

Your primary place of employment will be Scottsdale, Arizona. You will agree with the Company’s Board of Directors on the approximate amount of time that you will spend in the Company’s Redwood City, California offices.

Compensation: The last sentence of the third full paragraph of the Offer Letter, under the heading “Compensation,” is hereby deleted and the following sentence shall be substituted in lieu thereof:

The Company will reimburse you for your travel expenses from Scottsdale, Arizona to the Company’s headquarters in Redwood City, California (including travel and California lodging/housing expenses).

Except as specifically amended by this letter, the terms of the Offer Letter shall remain in full force and effect.

Very truly yours,
/S/ Dana G. Mead, Jr.
Dana G. Mead, Jr.
Chairperson of the Board, Pulmonx Corporation

Exhibit 10.34
The foregoing terms are hereby understood and accepted.

/S/ Steven S. Williamson October 4, 2024
Steven S. Williamson Date

700 Chesapeake Drive / Redwood City / California 94063 / Tel: (650) 364-0400 / Fax: (650) 364-0403 / www.pulmonx.com